Item  13  -  Financial  Statements
     Registrant's  financial  statements  are  attached.







	C O N T E N T S



	Page


Independent Auditors' Report	1

Combined Balance Sheets	2 - 3

Combined Statements of Operations	4

Combined Statements of Shareholders' Equity	5 - 6

Combined Statements of Cash Flows	7

Notes to Combined Financial Statements	 8 - 23


INDEPENDENT  AUDITORS'  REPORT


The  Boards  of  Directors
21st  Century  Telesis,  Inc.
21st  Century  Telesis  (II),  Inc.
21st  Century  Telesis  Joint  Venture,  and
21st  Century  Bidding  Corporation
(Development  Stage  Companies)
Costa  Mesa,  California

We  have  audited  the  accompanying  combined  balance  sheets  of 21st Century
Telesis, Inc., 21st Century Telesis (II), Inc., 21st Century Telesis Joint Venture, and 21st Century Bidding Corporation (development stage companies) as of September 30, 1997 and 1996 and the related combined statements of operations, stockholders' equity, and cash flows for years ended September 30, 1997, 1996, and 1995 and the period from inception, December 6, 1994, to September 30, 1995 and 1997. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of 21st Century Telesis, Inc., 21st Century Telesis (II), Inc., 21st Century Telesis Joint Venture, and 21st Century Bidding Corporation (development stage companies) as of September 30, 1997 and 1996, and the results of their operations and their cash flows for the years ended September 30, 1997 and 1996 and the period from inception, December 6, 1994, through September 30, 1995 and 1997 in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming that the Companies will continued as going concerns. As described in Note 8 to the combined financial statements, in order to implement its business plan, the Companies will require significant capital to meet its obligations to the FCC, build out the PCS network infrastructure necessary to provide service, and to provide working capital. These capital requirements raise a substantial doubt about the Companies ability to continue as going concerns. Management's plans in regard to this matter, which include raising additional capital through debt offerings, are also described in Note 8. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  POSTLETHWAITE  &  NETTERVILLE,  APAC

Baton  Rouge,  Louisiana
May  8,  1998



21ST CENTURY TELESIS, INC.
                           --------------------------
                         21ST CENTURY TELESIS (II), INC.
                     21ST CENTURY TELESIS JOINT VENTURE AND
                        21ST CENTURY BIDDING CORPORATION
                          (DEVELOPMENT STAGE COMPANIES)

                             COMBINED BALANCE SHEETS
                           SEPTEMBER 30, 1997 AND 1996

                                   A S S E T S




                                                                       1997         1996
                                                                    -----------  -----------
CURRENT ASSETS
------------------------------------------------------------------
Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 5,829,299  $ 5,447,791
Accrued interest receivable. . . . . . . . . . . . . . . . . . . .        7,292        9,073
Note receivable. . . . . . . . . . . . . . . . . . . . . . . . . .       50,000       50,000
Prepaid expenses . . . . . . . . . . . . . . . . . . . . . . . . .       69,231            -
                                                                                 -----------
   Total current assets. . . . . . . . . . . . . . . . . . . . . .    5,955,822    5,506,864
                                                                    -----------  -----------



FURNITURE AND EQUIPMENT
------------------------------------------------------------------
Net of accumulated depreciation of $55,226 and $24,519 . . . . . .      103,820       91,472
                                                                    -----------  -----------



OTHER ASSETS
------------------------------------------------------------------
PCS license costs, including capitalized interest  (Notes 3 and 8)   84,971,202   72,039,183
Capitalized system development costs . . . . . . . . . . . . . . .      566,872            -
Deposit on PCS D and F block licenses. . . . . . . . . . . . . . .            -    2,000,000
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11,524        3,500
Organizational costs . . . . . . . . . . . . . . . . . . . . . . .        2,705        2,705
                                                                                 -----------
Total other assets . . . . . . . . . . . . . . . . . . . . . . . .   85,552,303   74,045,388
                                                                    -----------  -----------



TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . .  $91,611,945  $79,643,724
                                                                    ===========  ===========


The  accompanying  notes  are  an  integral  part  of  these  statements.



                              L I A B I L I T I E S




                                                                1997          1996
                                                            ------------  ------------
CURRENT LIABILITIES
----------------------------------------------------------
Accounts payable and accrued expenses. . . . . . . . . . .  $   420,067   $   413,714
Accrued interest - FCC currently payable . . . . . . . . .      398,323       233,040
Note payable, current portion. . . . . . . . . . . . . . .            -       784,725
Due to stockholders  (Note 6). . . . . . . . . . . . . . .            -       174,104
                                                                          ------------
Total current liabilities. . . . . . . . . . . . . . . . .      818,390     1,605,583
                                                            ------------  ------------

LONG-TERM DEBTS - less current maturities  (Notes 2 and 3)
----------------------------------------------------------
Notes payable - Federal Communications Commission. . . . .   66,619,736    61,986,859
Accrued interest - FCC notes payable . . . . . . . . . . .    2,788,262             -
Note payable - Siemens Stromberg-Carlson . . . . . . . . .            -       215,275
Total long-term debts. . . . . . . . . . . . . . . . . . .   69,407,998    62,202,134
                                                            ------------  ------------

COMMITMENTS AND CONTINGENCIES  (Note 8). . . . . . . . . .            -             -
----------------------------------------------------------

TOTAL LIABILITIES. . . . . . . . . . . . . . . . . . . . .   70,226,388    63,807,717
                                                            ------------  ------------

S T O C K H O L D E R S'   E Q U I T Y
----------------------------------------------------------

21st Century Telesis, Inc.  (Notes 4 and 8)
Common stock - Series A, $.01 par value, 736,429
shares authorized, issued and outstanding. . . . . . . . .        7,364         7,364
Common stock - Series B, $.01 par value, 1,970,714 shares
authorized, 1,643,214 shares issued and outstanding. . . .            -             -
Preference stock, $.10 par value, 5,500,000 shares
authorized, 175,000 shares issued and outstanding. . . . .       17,500        17,500
21st Century Telesis (II), Inc.  (Notes 4, 5 and 8)
Preference stock, $.10 par value, 5,500,000 shares
authorized, 2,571,328 and 1,886,802 shares
issued and outstanding, respectively . . . . . . . . . . .      257,133       188,680
Additional paid in capital . . . . . . . . . . . . . . . .   23,387,975    16,901,588
Deficit accumulated during the development stage . . . . .   (2,284,415)   (1,279,125)
                                                                          ------------
Total Stockholders' Equity . . . . . . . . . . . . . . . .   21,385,557    15,836,007
                                                            ------------  ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY . . . . . . . .  $91,611,945   $79,643,724
                                                            ============  ============


                           21ST CENTURY TELESIS, INC.
                           --------------------------
                         21ST CENTURY TELESIS (II), INC.
                         -------------------------------
                     21ST CENTURY TELESIS JOINT VENTURE AND
                     --------------------------------------
                        21ST CENTURY BIDDING CORPORATION
                        --------------------------------
                          (DEVELOPMENT STAGE COMPANIES)
                          -----------------------------

                        COMBINED STATEMENTS OF OPERATIONS
                        ---------------------------------
               FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996 AND
               ---------------------------------------------------
  FROM THE DATE OF INCEPTION, DECEMBER 6, 1994, TO SEPTEMBER 30, 1995 AND 1997
  ----------------------------------------------------------------------------



                                          Year Ended       Year Ended      Inception to     Inception to
                                                                                           ---------------
                                         September 30,    September 30,    September 30,    September 30,
                                                                                           ---------------
                                             1997             1996             1995             1997
                                        ---------------  ---------------  ---------------  ---------------
REVENUES . . . . . . . . . . . . . . .  $            -   $            -   $            -   $            -
--------------------------------------  ---------------  ---------------  ---------------  ---------------
                                                     -                -                -                -
OPERATING EXPENSES
--------------------------------------
Salaries . . . . . . . . . . . . . . .         563,665          389,904          278,643        1,232,212
Travel, meetings and conferences . . .         154,578          140,052           87,712          382,342
Legal and other professional services.         225,409          106,679                -          332,088
Interest expense . . . . . . . . . . .          49,186           42,523              212           91,921
Rent . . . . . . . . . . . . . . . . .          64,080           33,744           17,173          114,997
Telephone and utilities. . . . . . . .          17,414           30,939           19,673           68,026
Payroll taxes. . . . . . . . . . . . .          44,616           21,479           22,492           88,587
Office and other expenses. . . . . . .         125,827          149,548           26,673          302,048
                                             1,244,775          914,868          452,578        2,612,221
                                        ---------------  ---------------  ---------------  ---------------
OTHER INCOME
--------------------------------------
Interest income. . . . . . . . . . . .         239,485           69,084           19,237          327,806
                                        ---------------  ---------------  ---------------  ---------------
LOSS BEFORE PROVISION
--------------------------------------
FOR INCOME TAXES . . . . . . . . . . .      (1,005,290)        (845,784)        (433,341)      (2,284,415)
--------------------------------------  ---------------  ---------------
Provision for income taxes (Note 7). .               -                -                -                -
                                        ---------------  ---------------  ---------------  ---------------
                                                     -                -                -                -
NET LOSS . . . . . . . . . . . . . . .  $   (1,005,290)  $     (845,784)  $     (433,341)  $   (2,284,415)
--------------------------------------  ---------------  ---------------  ===============  ===============




21ST CENTURY TELESIS, INC.
--------------------------------------
Basic and diluted loss per share . . .  $        (0.12)  $        (0.12)  $        (0.14)
                                        ===============  ===============  ===============
Weighted average shares outstanding. .       2,554,643        2,554,643        2,533,943
                                        ===============  ===============  ===============
21ST CENTURY TELESIS (II), INC.. . . .               -
--------------------------------------
Basic and diluted loss per share . . .  $        (0.30)  $        (0.93)  $        (2.60)
                                        ===============  ===============  ===============
Weighted average shares outstanding. .       2,399,447          590,751           33,433
                                        ===============  ===============  ===============



The  accompanying  notes  are  an  integral  part  of  these  statements.
-------------------------------------------------------------------------




21ST CENTURY TELESIS, INC.
                           --------------------------
                         21ST CENTURY TELESIS (II), INC.
                         -------------------------------
                     21ST CENTURY TELESIS JOINT VENTURE AND
                     --------------------------------------
                        21ST CENTURY BIDDING CORPORATION
                        --------------------------------
                          (DEVELOPMENT STAGE COMPANIES)
                          -----------------------------
                                                                 PAGE 1 OF 2
                                                                 -----------
                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                   ------------------------------------------
       FROM THE DATE OF INCEPTION, DECEMBER 6, 1994, TO SEPTEMBER 30, 1997
       -------------------------------------------------------------------




                                                     21ST CENTURY TELESIS, INC.
                                                    --------------------------------
                                         Common Stock Series A              Common Stock Series B  Preference Stock
                                         --------------------------------  ---------------------  -----------------
                                         No. of                             No. of               No. of
                                         Shares          Amount             Shares     Amount    Shares   Amount
--------------------------------  ---------------------  -----------------  ---------  -------  -------
Inception, December 6, 1994. . .                      -  $               -          -  $     -        -  $     -
                                                      -                  -          -        -        -        -
Common stock Series A. . . . . .                736,429              7,364          -        -        -        -
Common stock Series B issued
   for services rendered . . . .                      -                  -  1,643,214        -        -        -
Preference stock issued for cash
    at $5.00 per share . . . . .                      -                  -          -        -  175,000   17,500
Preference stock issued for cash
     at $10.00 per share . . . .                      -                  -          -        -        -        -
Costs of raising equity. . . . .                      -                  -          -        -        -        -

Net loss . . . . . . . . . . . .                      -                  -          -        -        -        -
BALANCE, September 30, 1995. . .                736,429              7,364  1,643,214        -  175,000   17,500

Preference stock issued for cash
    at $10.00 per share. . . . .                      -                  -          -        -        -        -
Preference stock issued for cash
    at $9.00 per share . . . . .                      -                  -          -        -        -        -
Preference stock issued for cash
    at $9.24 per share . . . . .                      -                  -          -        -        -        -
Costs of raising equity. . . . .                      -                  -          -        -        -        -

Net loss . . . . . . . . . . . .                      -                  -          -        -        -        -
BALANCE, September 30, 1996. . .                736,429              7,364  1,643,214        -  175,000   17,500

Preference stock issued for cash
    at $10.00 per share. . . . .                      -                  -          -        -        -        -
Preference stock issued for cash
    at $9.24 per share . . . . .                      -                  -          -        -        -        -
Preference stock issued for cash
    at $10.77 per share. . . . .                      -                  -          -        -        -        -
Costs of raising equity. . . . .                      -                  -          -        -        -        -

Net loss . . . . . . . . . . . .                      -                  -          -        -        -        -
BALANCE, September 30, 1997. . .                736,429  $           7,364  1,643,214  $     -  175,000  $17,500
                                  =====================  =================  =========  =======  =======  =======



The  accompanying  notes  are  an  integral  part  of  these  statements.
-------------------------------------------------------------------------
21ST CENTURY TELESIS, INC.
                           --------------------------
                         21ST CENTURY TELESIS (II), INC.
                         -------------------------------
                     21ST CENTURY TELESIS JOINT VENTURE AND
                     --------------------------------------
                        21ST CENTURY BIDDING CORPORATION
                        --------------------------------
                          (DEVELOPMENT STAGE COMPANIES)
                          -----------------------------
                                                            PAGE 2 OF 2
                                                            -----------
                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                   ------------------------------------------
       FROM THE DATE OF INCEPTION, DECEMBER 6, 1994, TO SEPTEMBER 30, 1997
       -------------------------------------------------------------------

                                                                             DEFICIT
21ST CENTURY TELESIS (II), INC.                                            ACCUMULATED
     Preference Stock                                         ADDITIONAL    DURING THE
--------------------------------
                                  No. of                      PAID IN       DEVELOPMENT
                                  Shares       Amount         CAPITAL          STAGE          TOTAL
                                  ----------------------     -------       -----------   ------------
Inception, December 6, 1994. . .            -  $          -  $         -   $         -   $         -
                                            -             -            -             -             -
Common stock Series A. . . . . .            -             -       17,636             -        25,000
Common stock Series B issued
   for services rendered . . . .            -             -            -             -             -
Preference stock issued for cash
    at $5.00 per share . . . . .            -             -      857,500             -       875,000
Preference stock issued for cash
     at $10.00 per share . . . .      113,000        11,300    1,118,700             -     1,130,000
Costs of raising equity. . . . .            -             -     (134,950)            -      (134,950)

Net loss . . . . . . . . . . . .            -             -            -      (433,341)     (433,341)
BALANCE, September 30, 1995. . .      113,000        11,300    1,858,886      (433,341)    1,461,709

Preference stock issued for cash
    at $10.00 per share. . . . .      784,695        78,470    7,768,480             -     7,846,950
Preference stock issued for cash
    at $9.00 per share . . . . .        5,555           555       49,445             -        50,000
Preference stock issued for cash
    at $9.24 per share . . . . .      983,552        98,355    8,989,663             -     9,088,018
Costs of raising equity. . . . .            -             -   (1,764,886)            -    (1,764,886)

Net loss . . . . . . . . . . . .            -             -            -      (845,784)     (845,784)
BALANCE, September 30, 1996. . .    1,886,802       188,680   16,901,588    (1,279,125)   15,836,007

Preference stock issued for cash
    at $10.00 per share. . . . .      145,000        14,500    1,435,500             -     1,450,000
Preference stock issued for cash
    at $9.24 per share . . . . .       86,329         8,633      788,064             -       796,697
Preference stock issued for cash
    at $10.77 per share. . . . .      453,197        45,320    4,833,392             -     4,878,712
Costs of raising equity. . . . .            -             -     (570,569)            -      (570,569)

Net loss . . . . . . . . . . . .            -             -            .    (1,005,290)   (1,005,290)
BALANCE, September 30, 1997. . .    2,571,328  $    257,133  $23,387,975   $(2,284,415)  $21,385,557
                                  ===========  ============  ============  ============  ============




The  accompanying  notes  are  an  integral  part  of  these  statements.
-------------------------------------------------------------------------



                          21ST CENTURY TELESIS, INC.
                           --------------------------
                         21ST CENTURY TELESIS (II), INC.
                         -------------------------------
                     21ST CENTURY TELESIS JOINT VENTURE AND
                     --------------------------------------
                        21ST CENTURY BIDDING CORPORATION
                        --------------------------------
                          (DEVELOPMENT STAGE COMPANIES)
                          -----------------------------

                        COMBINED STATEMENTS OF CASH FLOWS
                        ---------------------------------
               FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996 AND
               ---------------------------------------------------
  FROM THE DATE OF INCEPTION, DECEMBER 6, 1994, TO SEPTEMBER 30, 1995 AND 1997
  ----------------------------------------------------------------------------



                                                      Year Ended       Year Ended      Inception to     Inception to
                                                                                                       ---------------
                                                     September 30,    September 30,    September 30,    September 30,
                                                                                                       ---------------
                                                         1997             1996             1995             1997
                                                    ---------------  ---------------  ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
--------------------------------------------------
Net loss . . . . . . . . . . . . . . . . . . . . .  $   (1,005,290)  $     (845,784)  $     (433,341)  $   (2,284,415)
Adjustment to reconcile net loss to net cash
used by operating activities:
Depreciation expense . . . . . . . . . . . . . . .          30,707           21,984            2,535           55,226
Accrued interest receivable and prepaid expenses .         (67,450)          (9,073)               -          (76,523)
Increase in accounts payable and accrued expenses.        (206,333)         279,525          134,188          207,380
                                                                                                       ---------------
Net cash used by operating activities. . . . . . .      (1,248,366)        (553,348)        (296,618)      (2,098,332)
                                                    ---------------  ---------------  ---------------  ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
--------------------------------------------------
Payments for PCS licenses. . . . . . . . . . . . .      (3,387,664)     (11,819,284)               -      (15,206,948)
Payments for other capitalized system costs. . . .        (312,119)               -                -         (312,119)
Advanced on note receivable. . . . . . . . . . . .               -          (50,000)               -          (50,000)
Purchases of furniture and equipment . . . . . . .         (43,055)        (104,620)         (11,370)        (159,045)
Payment of organizational costs and other deposits          (8,024)          (4,055)          (2,150)         (14,229)
Net cash used by investing activities. . . . . . .      (3,750,862)     (11,977,959)         (13,520)     (15,742,341)
                                                    ---------------  ---------------  ---------------  ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
--------------------------------------------------
Proceeds from issuance of common stock - Series A.               -                -           25,000           25,000
Proceeds from issuance of preference stock-
 net of issuance costs . . . . . . . . . . . . . .       6,554,840       15,389,118        1,701,014       23,644,972
Advances from (repayments to) stockholder - net. .        (174,104)         171,138            2,966                -
Proceeds from note payable . . . . . . . . . . . .               -        1,000,000                -        1,000,000
Payments on note payable . . . . . . . . . . . . .      (1,000,000)               -                -       (1,000,000)
Net cash provided by financing activities. . . . .       5,380,736       16,560,256        1,728,980       23,669,972
                                                    ---------------  ---------------  ---------------  ---------------

Net increase in cash . . . . . . . . . . . . . . .         381,508        4,028,949        1,418,842        5,829,299

Cash at beginning of period. . . . . . . . . . . .       5,447,791        1,418,842                -                -
                                                    ---------------  ---------------  ---------------  ---------------

Cash at end of period. . . . . . . . . . . . . . .  $    5,829,299   $    5,447,791   $    1,418,842   $    5,829,299
                                                    ===============  ===============  ===============  ===============


See  Note  1  i  for  supplemental  cash  flow  information
-----------------------------------------------------------




The  accompanying  notes  are  an  integral  part  of  these  statements.


                           21ST CENTURY TELESIS, INC.
                           --------------------------
                         21ST CENTURY TELESIS (II), INC.
                         -------------------------------
                     21ST CENTURY TELESIS JOINT VENTURE AND
                     --------------------------------------
                        21ST CENTURY BIDDING CORPORATION
                        --------------------------------
                          (DEVELOPMENT STAGE COMPANIES)
                          -----------------------------

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     --------------------------------------

1.     SIGNIFICANT  ACCOUNTING  POLICIES
       ---------------------------------

A.     NATURE  OF  BUSINESS
       --------------------

21st Century Telesis, Inc. ("21st I") and 21st Century Telesis (II), Inc. ("21st II") have been in the development stage since formation as Delaware corporations on December 6, 1994, and January 5, 1995, respectively. The two corporations were formed to participate in auctions by the Federal Communication Commission ("FCC") of licenses to provide Personal Communications Services ("PCS"), a new telecommunications service.

In order to take advantage of certain bidding preferences granted by the FCC to "designated entities" (qualifying small businesses, woman/minority owned businesses and independent telephone companies), 21st I and 21st II thereafter formed 21st Century Telesis Joint Venture ("21st JV") under the general partnership law of Delaware, to serve as the entity that would participate in the FCC auction and build and operate PCS systems under any licenses won at the FCC auction. Under the terms of the Joint Venture Agreement, which was executed as of January 23, 1995, 21st I controls and manages 21st JV, for which services it is reimbursed for all its direct and indirect costs. Profits, gains and losses of the 21st JV are to be distributed 30% to 21st I and 70% to 21st II.

In the first FCC auction reserved to designated entities, for 30 MHz C block PCS licenses, the 21st JV obtained a total of 17 C block PCS licenses out of the 493 awarded, with total net winning bids of $98,192,838; of this total, $9,819,284 was paid in cash by the 21st JV, as required by the FCC.

Thereafter, the 21st JV formed a wholly owned Delaware subsidiary, 21st Century Bidding Corporation (21st BC), to participate in the FCC auctions for 10 MHz D and F block PCS licenses. On January 15, 1997, the FCC announced that 21st BC was the high bidder for 2 D and 8 F block PCS licenses, with total net winning bids of $5,649,930; of this total, $2,019,483 was paid in cash by 21st BC, as required by the FCC.

The Companies' PCS licenses and intended areas of operations include certain market areas within Indiana, Mississippi, Nebraska, and New York. The Companies are in the development stage and, to date, have devoted substantially all of their efforts to developing their business strategy, raising capital, and designing and developing their wireless network. Accordingly, the Companies have recognized no operating revenues and have incurred, and expect to continue to incur, operating losses and cash flow deficits.

     B.     PRINCIPLES  OF  COMBINATION
            ---------------------------

The accompanying combined financial statements reflect the combination of the individual financial statements of 21st I, 21st II, 21st JV, and 21st BC (collectively referred to as "the Companies"). These Companies are under common control of 21st I, as described in Note 1a above, are under common management, and engage in similar operating activities. Combination of the individual financial statements provides a more meaningful financial presentation than would the individual statements shown separately. Intercompany transactions and balances have been eliminated in these combined financial statements.
1.     SIGNIFICANT  ACCOUNTING  POLICIES  (continued)
       ---------------------------------

C.     USE  OF  ESTIMATES  IN  THE  PREPARATION  OF  FINANCIAL  STATEMENTS
       -------------------------------------------------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual  results  could  differ  from  those  estimates.

     D.     PCS  LICENSE  COSTS  AND  CAPITALIZED  SYSTEM  DEVELOPMENT  COSTS
            -----------------------------------------------------------------

License costs represent the cost of the C, D, and F block PCS licenses granted by the FCC. The PCS licenses financed by the FCC under favorable financing terms are accounted for in accordance with industry practice at the net present value of the debt obligations assumed plus any cash paid for the respective licenses. Interest related to debt pertaining to each PCS license is capitalized until that license is placed in service. Amortization of the capitalized costs related to each license will commence when that license is placed in service and will be computed on a straight-line basis over a period not to exceed forty (40) years.

On September 17, 1996 21st JV acquired 17 C block PCS licenses from the FCC for an aggregate price of $98,192,838, net of bidding credits. As a designated entity, 21st JV received bidding credits equal to 25% of the gross bid price of the licenses. The Company paid $9,819,284 in cash and financed the remaining 90%, or $88,373,554, with the FCC at an interest rate of 7.0% as described in
Note 3. The C block licenses are recorded at the net present value of these payments, or $71,748,460, using an estimated borrowing cost for debt similar to that issued by the FCC of 13%. 21st JV capitalized interest costs, $8,453,867 and $290,723 at September 30, 1997 and 1996, respectively, related to the acquisition of the C block PCS licenses while activities are in process to ready the licenses for their intended use.

On January 15, 1997 21st BC acquired 2 D block PCS licenses from the FCC for an aggregate price paid in cash of $1,111,871. 21st BC also acquired 8 F block PCS licenses from the FCC on this date for an aggregate price of $4,538,059. 21st BC paid $907,612 in cash and financed the remaining balance of $3,630,447 with the FCC at an interest rate of 6.25% as described in Note 2. The F block PCS licenses are recorded at the net present value of these payments, or $3,515,181, using an estimated borrowing cost of 13%. 21st BC has capitalized interest costs of $141,822 at September 30, 1997 related to the F block PCS licenses.

As more fully described in Note 3, the FCC has announced that C block licensees, including the Companies, may elect various options that, depending on the Companies' election, could significantly affect the carrying values of the licenses reflected in these financial statements.
1.

---------------------------------

D.     PCS  LICENSE  COSTS AND CAPITALIZED SYSTEM DEVELOPMENT COSTS  (continued)
--     ------------------------------------------------------------

Management periodically reviews the values assigned to the PCS licenses to determine whether any impairments are other than temporary. This assessment is based on the undiscounted future cash flows from operating activities compared to the carrying value of the related assets. In performing this analysis, management considers such factors as current business plans, trends and prospects, and other economic factors. An impairment loss would be recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. The Companies also record long-lived assets for which management has committed to a plan to dispose of assets at the lower of the carrying value or fair value less the cost to dispose of the asset. Management believes that the PCS licenses in the accompanying combined financial statements are appropriately valued although the uncertainties described in the previous paragraph and in Notes 3 and 7 could have a significant affect on this evaluation in the near future.

Costs incurred related to the design and development of the PCS System have been capitalized and will be amortized as a component of the PCS system when placed in service.

     E.     FURNITURE,  EQUIPMENT  AND  DEPRECIATION
            ----------------------------------------

Furniture and equipment are recorded at cost and will be depreciated over their estimated useful lives of 5 years on a straight-line basis.

     F.     ORGANIZATIONAL  COSTS
            ---------------------

The Companies have incurred various costs associated with the formation of the Companies. These costs have been capitalized in these combined financial statements and are to be amortized on a straight-line basis over a period of five years once operations commence.

     G.     CAPITAL  STOCK
            --------------

21st I and 21st II have issued capital stock and incurred various costs, such as brokerage commissions, legal and other related costs, which are deducted from additional paid in capital of the related stock.

     H.     INCOME  TAXES
            -------------
The Companies file separate income tax returns. Provisions for income taxes are based on income taxes payable for the current year and deferred taxes on temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

       ---------------------------------

I.     STATEMENTS  OF  CASH  FLOWS
       ---------------------------

The Companies consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Supplemental disclosures of cash flow information are as follows:




                                     Year Ended      Year Ended     Inception to    Inception to
                                   September 30,   September 30,   September 30,   September 30,
                                        1997            1996            1995            1997
                                   --------------  --------------  --------------  --------------

    Cash paid for interest. . . .  $    3,183,906  $          457  $          212  $    3,184,575

    Cash paid for income taxes. .           4,115           4,820               -           8,935

    Non-cash investing and
      Financing activities:

      Liabilities incurred for
      acquisition of PCS licenses       2,607,569      61,929,176               -      64,536,745

      Common stock issued in
      exchange for origination
      costs paid by stockholder .               -               -          20,000          20,000





J.     FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
       ---------------------------------------

The Companies' financial instruments consist primarily of cash, note receivable, trade payables and debt instruments. The book value of these instruments are considered to be their respective fair value. The determination of the book value of the FCC note obligations, which have not quoted market price, is discussed at Note 3.

       ---------------------------------

K.     EARNINGS  PER  SHARE
       --------------------

The combined financial statements are presented in accordance with Statement on Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share". Basic EPS is completed using the weighted average number of shares outstanding during each period. Diluted EPS gives the effect of the potential dilution of earnings which may have occurred if dilutive potential shares had been issued. Since the Companies incurred net losses, both basic and diluted earnings per share are the same amount. Options, warrants and commitments to issue capital stock have been excluded from the computation of diluted net loss per share as the effect of their inclusion would have been anti-dilutive.

The following table reconciles the numerator and denominator of the basic and diluted earnings per share computations shown on the combined statements of operations:




                                                Years ended September 30,              Inception to
                                               1997                   1996        September 30, 1995
                                    ---------------------------  --------------  --------------------
    21st Century Telesis, Inc.
----------------------------------
  Numerator:  Net loss . . . . . .                   ($296,735)      ($295,066)            ($346,347)
                                    ===========================  ==============  ====================

  Denominator:  Shares outstanding
    Common stock - Series A. . . .  $                  736,429   $     736,429   $           736,429
    Common stock - Series B. . . .                   1,643,214       1,643,214             1,641,014
    Preference stock . . . . . . .                     175,000         175,000               156,500
                                    ---------------------------  --------------  --------------------
                                    $                2,554,643   $   2,554,643   $         2,533,943
                                    ===========================  ==============  ====================

  Basic and diluted EPS. . . . . .                       ($.12)          ($.12)                ($.14)
                                    ===========================  ==============  ====================


21st Century Telesis II, Inc.
----------------------------------
  Numerator:  Net loss . . . . . .                   ($708,555)      ($550,718)             ($86,994)
                                    ===========================  ==============  ====================

  Denominator:
    Preference shares outstanding.  $                2,399,447   $     590,751   $            33,433
                                    ===========================  ==============  ====================

  Basic and diluted EPS. . . . . .                       ($.30)          ($.93)               ($2.60)
                                    ===========================  ==============  ====================







1.     SIGNIFICANT  ACCOUNTING  POLICIES  (continued)
       ---------------------------------

     L.     RECENT  ACCOUNTING  STANDARDS
            -----------------------------

In June 1997, the Financial Accounting Standards Board issued SFAS No. 30 "Reporting Comprehensive Income". This statement establishes standards for reporting of comprehensive income and its components in financial statements. Comprehensive income is the total of net income and all other nonowner changes in equity. The Companies are required to adopt SFAS No. 130 no later than the fiscal year ended September 30, 1999. Reclassification of comparative financial statements provided for earlier periods will be required. The Companies believe that the display of comprehensive income will not differ materially from the currently reported net loss attributable to stockholders.

2.     NOTE  PAYABLE
       -------------




At September 30, 1997 and 1996, note payable consisted of:
                                                                    1997      1996
                                                                    -----  -----------
  Note payable to Siemens Stromberg-Carlson, due in five quarterly installments, commencing October 31, 1996, and any remaining balance due on October 31, 1997.  The note was unsecured with
interest at 10.59%.  The note was paid in full in 1997.. . . . . .  $   -  $1,000,000

  Less:  Current portion . . . . . . . . . . . . . . . . . . . . .      -    (784,725)
                                                                    -----  -----------

Note payable due after one year. . . . . . . . . . . . . . . . . .  $   -  $  215,275
                                                                    =====  ===========




3.     FCC  LICENSE  OBLIGATIONS
       -------------------------

Pursuant to the successful bid for 17 C block PCS licenses, 21st JV entered into 17 notes payable to the Federal Communications Commission (FCC) dated September 17, 1996 totaling $88,373,554. The original terms of the notes require interest at a rate of 7.0% per annum due in quarterly interest payments of $1,546,537 through September 30, 2002. Commencing December 31, 2002, quarterly principal and interest payments of $6,380,533 are required with any unpaid balances due on September 17, 2006. Each note is secured by the respective PCS C block license. In accordance with industry practices, the C block license notes were recorded at $61,929,027 which represents the net present value of these payments based on the Companies' estimate of borrowing costs of 13% for debt similar to that issued by the FCC.

       -------------------------

Pursuant to the successful bid for 8 F block PCS licenses, 21st BC entered into 8 notes payable to the FCC dated April 28, 1997 totaling $3,630,447. The original terms of the notes require interest at a rate of 6.25% per annum due quarterly from July 28, 1997 through April 28, 1999 in the amount of $56,726. Commencing July 28, 1999, quarterly principal and interest payments of $145,034 are required with any unpaid balances due on April 28, 2007. Each note is secured by the respective PCS F block license. Similar to the C block licenses, the F block license notes are recorded at $2,607,569 which represents the net present value of these payments based on the Company's estimated borrowing cost of 13% for similar debt.

The difference in the net present value of the C and F block license notes and the stated amount of these debts represents the amount of discount recorded for both the notes payable and the related licenses. The discounts recorded for both the C and the F block PCS license note payables are being amortized to interest costs and capitalized as a part of the license costs until the licenses are placed in service. During the years ended September 30, 1997 and 1996, the Companies capitalized $8,304,966 and $290,723, respectively, as interest costs which included $2,025,307 and $57,683, respectively, of discount amortization during each year. Since inception the Companies have capitalized $8,595,689 as interest costs, including $2,082,990 of discount amortization.

The C and F block license notes require future payments during each of the years ending September 30: none in 1998; $88,308 in 1999; $367,249 in 2000; $390,746 in  2001;  $415,746  in  2002;  and  $90,741,952  thereafter.

In March 1997, the FCC issued an order suspending quarterly interest payments due under the C block license notes for an indefinite period of time. In April 1997, the FCC issued a similar interest payment suspension order for the F block license notes. The interest under these note obligations continues to accrue and has been recorded in these financial statements as accrued interest payable.

On March 24, 1998, the FCC issued an order requiring licensee to resume payment of interest on C and F block license notes along with payment of the interest accrued during the interest payment suspension period in eight equal quarterly installments commencing July 30, 1998. Accrued interest for these notes through September 30, 1997 has been classified in accordance with these repayment terms. The same FCC order also outlines three means by which licensees might reduce the debt they owe to the FCC on their C block licenses:

     1. Disaggregation. A licensee can elect to return one-half of its spectrum (15 MHz of its 30 MHz) and surrender such spectrum to the FCC for reauction for a 50% reduction in the respective license debt. A licensee must disaggregate spectrum for all of the Basic Trading Area licenses it holds within any Major Trading Area (MTA), but need not disaggregate the licenses it holds in other MTAs. The licensee will be prohibited from bidding for this spectrum, or otherwise acquiring it in the secondary market, for two years from the date of the start of the reauction. Licensees electing this option will repay in eight equal quarterly installments, beginning with the payment due in July, 1998, all interest that was accrued during the suspension period, adjusted to reflect the reduction in debt obligations. Disaggregation may be combined with the prepayment option described below.

       ------------------------

          Fifty percent of the down payment of such licenses is considered a down payment for the retained 15 MHz, and 20% of the original down payment may, at the licensee's option, be applied either to interest accrued during the suspension period or as a reduction of outstanding principal.

     2. Amnesty. A licensee can elect to surrender all licenses within a given MTA, and in return will have the corresponding C block debt forgiven. The down payment for surrendered C block licenses will be, at the licensee's option,
(a) forfeited, and the licensee will remain eligible to bid in the reauction of its returned licenses or (b) subject to the seventy percent credit and the licensee will forego eligibility to reacquire the subject licenses for a period of two years from the date the reauction begins. The seventy percent credit must be applied toward prepayment of the entire principal amount owed for a retained MTA with 30MHz licenses and/or toward prepayment of the entire principal owed for retained 15 MHz licenses in a disaggregated MTA.

     3. Prepayment. A licensee can elect to purchase any of its licenses by prepaying the license note at the face value of the note. All licenses within any single MTA must be purchased under this option. In addition, a licensee can use 70% of its total down payments on surrendered licenses as credit towards the prepayment of any of the licenses it elects to purchase. The licensee may not rebid in the reauction for any of the licenses surrendered, and is prohibited from acquiring surrendered licenses in the secondary market for a period of two years. As noted above, disaggregation may be combined with prepayment.

The licensees may choose different options for different licenses. Action on any of these three options must be taken by June 8, 1998. The Companies are evaluating these alternatives from financial, strategic and economic standpoints, and are also evaluating the alternative of maintaining all their current licenses intact.

4.     CAPITAL  STOCK
       --------------

21st I has the authority to issue common stock (Series A and Series B) and preference stock. All such shares are entitled to one vote per share. Until June 30, 1996, Series A common stock and preference stock carried preferences as to liquidating distributions, equal in amount to the original subscription price of the shares. Such preferences lapsed by their own terms after that date, and any subsequent distributions will be pro rata as to all classes and series of the corporation's capital stock.

21st I issued 1,621,214 shares of common stock Series B on December 15, 1994 to eight individuals for services provided prior to, and as part of the formation of 21st I. 21st I also issued 22,000 shares of common stock Series B on January 30, 1995 to two preference stockholders in consideration for their preference stock investment and to a third party in consideration of services rendered. No value has been assigned to the Series B shares issued for non-cash consideration due to the lack of an objective valuation.

       --------------

21st II also has common and preference stock. All of the corporation's authorized common stock, 100 shares, is owned by 21st I; such shares have been eliminated in these combined financial statements. At September 30, 1997 and 1996, 21st II had issued 1,864,193 shares of its preference stock to investors. Earlier preferences as to liquidating distributions and weighted voting rights lapsed by their own terms on June 30, 1996, and each share of the corporation's common and preference stock now participates equally in any distributions and is entitled to one vote.

In order to comply with certain FCC requirements applicable to the licenses held by the 21st JV (see Notes 1a and 8), both 21st I or 21st II are authorized to redeem shares of their preference stock at their original issue prices to ensure that no single affiliated group of investors (other than the founding stockholders of 21st I) owns more than 25% of the total outstanding capital stock of the two corporations.

5.     CAPITAL  STOCK  OPTIONS  AND  WARRANTS
       --------------------------------------

21st II granted an option to PCS Communications, LLC to purchase 400,000 shares of 21st II's preference stock for a cash price of $10.75 per share. The number of shares subject to this option was subsequently informally increased and during the year ended September 30, 1997, PCS Communications, LLC paid $4,878,712 pursuant to the stock option agreement to 21st II for 430,537 preference shares which were issued subsequent to September 30, 1997.

21st II has from time to time approved the grant of warrants to individuals to purchase shares of 21st II preference shares at an exercise price of $10.00 per share. During the years ended September 30, 1997 and 1996, 21st II approved the grant of 94,600 and 48,420, respectively, warrants as compensation for certain broker services. Management issued 120,300 of such warrants during February and March 1998. These warrants are exercisable for 10 years from the date of issuance at an exercise price of $10.00 per preference share of 21st II. Management expects to issue more warrants in connection with prior services and the future sale of 21 II capital stock. No warrants were issued, forfeited, or exercised through September 30, 1997.

6.     RELATED  PARTY  TRANSACTIONS
       ----------------------------

The Companies owed a stockholder and officer $174,104 at September 30, 1996 for expenses paid on behalf of the Companies. These amounts were repaid, without interest, during the year ended September 30, 1997.

The 21st JV has retained an engineering firm owned by a stockholder and officer to provide telecommunications engineering service in connection with the design and build-out of the Joint Venture's markets. During the year ended September
30, 1997, the Companies paid $227,170 and owed approximately $254,752 at September 30, 1997 to this firm for services rendered. The majority of these costs have been capitalized as network design and development costs.

       ----------------------------

The Companies paid $436,959 and $1,010,044 in consulting fees and finder fees to Aventine, Inc., a corporation controlled by two stockholders and directors of 21st I in connection with the sale of shares of 21st II during the years ended September 30, 1997 and 1996, respectively. The Companies also owed Aventine $48,063 for such fees at September 30, 1997. Aventine, Inc. controls a NASD broker-dealer that participated in such sales. Aventine, Inc. paid salaries to three stockholders and directors of 21st I.

The Companies entered into a commitment to offer the opportunity to a stockholder and director to build and manage the PCS network in one of the Companies' license areas. The Company also entered into a commitment with a stockholder and director for consulting services to be provided pursuant to developing another of the Companies'PCS market areas.
There has been no development to date in these PCS license areas or payments made pursuant to these commitments.

7.     PROVISION  FOR  INCOME  TAXES
       -----------------------------

The  components  of  the  provision  for  income  taxes  are  as  follows:




                             Year ended        Year ended                                         Inception to
                         September 30, 1997    September 30, 1996                            September 30, 1995
                        --------------------  --------------------------------------------  --------------------
  Current tax expense.              ($6,815)  $                                     6,815   $                 -
  provision. . . . . .             (292,895)                                     (279,245)             (160,320)
                        --------------------  --------------------------------------------  --------------------
                                   (299,710)                                     (272,430)             (160,320)
Change in valuation
   Allowance . . . . .              299,710                                       272,430               160,320
                        --------------------  --------------------------------------------  --------------------

Income tax expense . .  $                 -   $                                         -   $                 -
                        ====================  ============================================  ====================




                          Inception to
                         September 30, 1997
                        --------------------
  Current tax expense.  $                 -
Deferred tax (benefit)
  provision. . . . . .             (732,460)
                        --------------------
                                   (732,460)
Change in valuation
   Allowance . . . . .              732,460
                        --------------------

Income tax expense . .  $                 -
                        ====================


7.     PROVISION  FOR  INCOME  TAXES  (continued)
       -----------------------------

The combined provision for income taxes differs from the provision computed at the statutory federal income tax rate for the following reasons:



                                     Year ended        Year ended                                     Inception to
                                 September 30, 1997   September 30, 1996                             September 30, 1995
                                --------------------  --------------------------------------------  --------------------
  Net loss before income taxes          ($1,005,290)                                    ($845,784)            ($433,341)
                                ====================  ============================================  ====================

Income tax at statutory rates.             (341,799)                                     (287,567)             (147,336)
Non-deductible expenses. . . .               42,089                                        15,137               (12,984)
State income taxes . . . . . .                    -                                             -                     -
Change in valuation allowance.              299,710                                       272,430               160,320
                                --------------------  --------------------------------------------  --------------------
Income tax expense . . . . . .  $                 -   $                                         -   $                 -
                                ====================  ============================================  ====================


                                  Inception to
                                 September 30, 1997
                                --------------------
  Net loss before income taxes          ($2,284,415)
                                ====================

Income tax at statutory rates.             (776,702)
Non-deductible expenses. . . .               44,242
State income taxes . . . . . .                    -
Change in valuation allowance.              732,460
                                --------------------
Income tax expense . . . . . .  $                 -
                                ====================



     Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes based on currently enacted tax laws and regulations. The components of net deferred tax assets at September 30, 1997, 1996, and 1995 are as follows:




                                      1997         1996        1995
                                  ------------  ----------  ----------
  Deferred tax assets:
    Deferred pre-operating and
      developmental costs. . . .  $   719,400   $ 297,750   $ 153,650
    Net operating loss
      carryforwards. . . . . . .    2,116,360     214,200       6,670
                                  ------------  ----------  ----------
                                    2,835,760     511,950     160,320
    Less: valuation allowance. .     (732,460)   (432,750)   (160,320)
                                  ------------  ----------  ----------
                                    2,103,300      79,200           -
  Deferred tax liabilities:
    Tax deduction of capitalized
      Interest . . . . . . . . .   (2,103,300)    (79,200)          -
                                  ------------  ----------  ----------

  Net deferred tax asset . . . .  $         -   $       -   $       -
                                  ============  ==========  ==========



A valuation allowance has been recorded against the deferred income tax asset due to the uncertainty of realization of these assets at September 30, 1997, 1996, and 1995. The valuation allowance will be reduced at such time as management believes it is more likely than not that the related net deferred tax assets will be realized. The Companies have combined net operating loss carryforwards of approximately $5,970,000 which may be available to offset future taxable income.

8.     COMMITMENTS  AND  CONTINGENCIES
       -------------------------------

Capital  Stock
21st I has agreed with its preference stockholders that if 21st I or 21st II subsequently issues preference shares at a price lower than $10 per share, all 21st I shareholders who purchased preference shares at $5 per share will be given an opportunity to purchase additional preference shares at par value ($.10) to reduce their average acquisition cost per share to an amount equal to 50% of any subsequent preference share offering at less than $10 per share. During 1997, 21st II issued preference shares at amounts less than $10 per share. Accordingly, at September 30, 1997 21st I was obligated to issue 19,886 shares of its preference shares at par value ($ .10).

FCC  Control  Requirements
As a qualifying small business with an identified control group (certain of the founding stockholders of 21st I), the 21st JV benefited from bidding credits and installment financing in the FCC's C and F block auctions. The 21st JV must continue to comply with applicable FCC small business criteria for the initial 10-year term of the licenses; failure to do so will result in an immediate requirement to pay the unpaid balance of the license fees in cash and to refund the bidding credits, plus interest thereon. With FCC approval, the C and F block licenses owned by the 21st JV may be transferred at any time to another entity that qualifies under the FCC small business criteria. Transfers to non-qualifying transferees are prohibited during the first five years after license award; non-qualifying transfers from the sixth year after license award through tenth and final year of the initial license term require the cash payment of the unpaid balance of the license fees and the refund of the bidding credits, plus interest thereon.

FCC  Build-out  Requirement
All PCS license holders are required to meet certain requirements imposed by the FCC relating to the provision of service in each license area. C block license holders must provide coverage to one-third of the population in each license service area within five years of license grant and two-thirds of the population in each license service area within ten years of license grant. F block license holders must provide coverage to one-quarter of the population in each license service area within five years of license grant, or make a showing of substantial service in their license area within five years of being licensed. Failure to comply with the build-out requirements could subject 21st JV to license forfeiture or other penalties, and may have a material adverse effect on the financial condition of 21st JV.

PCS  Network  Build-out  and  Development
Management of the Companies is negotiating with equipment vendors to acquire, install and maintain PCS network equipment in the operating areas represented by its PCS licenses. Related thereto, the Companies have entered into a contract with Hughes Network Systems for the design and installation of PCS equipment throughout the Companies' operating regions. The contract is subject the ability of the Company to obtain satisfactory financing for the network development. The Company will substantially rely on and be dependent upon this equipment supplier and other suppliers to install and make operational the equipment and technology necessary for the Companies' PCS network.

       -------------------------------

FCC  Network  Build-out  and  Development  (continued)
The development of the infrastructure necessary to offer PCS services is subject to delays and risks, including those inherent in the general uncertainty associated with design, acquisition, installation and construction of wireless telephone systems. The successful development of the licenses also depends on the Companies' ability to lease or acquire sites for the location of equipment, some of which may be subject to zoning or other regulatory approvals which are beyond the Companies' control. Delays in the site acquisition process, as well as in the acquisition of equipment or in construction, could adversely affect the timing for build-out of the Companies' licenses.

The Companies will require substantial amounts of additional capital to design, develop and build their PCS network, meet their FCC license debt service requirements and provide for their continuing working capital needs. The Companies are exploring the availability of financing in the amount of $550 to $600 million, to be raised in the form of a debt offering backed by equipment lease with partial lease payment guarantees by prospective equipment vendors and with credit enhancement insurance. As previously described, the Companies have signed a contract with a major supplier of wireless communications equipment to provide and install the PCS network for the Companies' 27 markets; as part of that understanding, the supplier has agreed, in principle, to provide the vendor guarantees necessary for the proposed debt financing. The supplier's obligation is subject to a number of contingencies, including the successful closing of the debt financing. Although no assurances can be offered, management believes that the Companies will be successful in finalizing these financing arrangements, which will permit the timely build-out of its PCS systems and provide necessary working capital and debt service capital.

Leases
The Companies are obligated under various long-term operating leases for office space which expire at various dates through 2007. The leases provide from minimum annual rentals plus certain payments for property operating expenses and property taxes and include certain renewal options. Future minimum lease commitments under noncancellable operating leases are as follows for each of the years ending September 30:

               1998     $     145,975
1999             145,975
2000             147,536
2001             164,699
2002             155,114
Thereafter             245,246
                 -------------
                      Total  minimum  lease  commitments       $  1,004,545
                                                               ============

       -------------------------------

Other
The Companies had amounts on deposit with financial institutions in excess of federally insured limits totaling $5,685,198 at September 30, 1997.

Uncertainties  Regarding  Future  Operations
The Companies are developmental companies which have incurred net losses since inception and expect to continue to experience net losses and cash flow deficiencies from operations. In order to implement its business plan, significant capital will be required to meet the FCC debt obligations, design and build out the PCS network infrastructure necessary to provide services, meet operating costs and working capital needs, and to market and promote the Companies' services.

Uncertainties  Regarding  Future  Operations  (continued)
The Companies currently have 17 C block PCS licenses which have been financed by the FCC. As described in Note 3, the FCC has given C block licenses the option of returning entire licenses or a portion of their licensed spectrum. This election must be made no later than June 8, 1998.

As described above in "PCS Network Build-out and Development," the Companies are exploring debt financing in the range of $550 to $600 million, which would be sufficient to permit development to operational status of all 27 of the Companies' markets. If the prospects of securing such financing diminish, or if such financing proves unavailable by the June 8, 1998 election date, the Companies may elect to return licenses or spectrum. A decision by the Companies to return licenses would reduce the number of markets in which the Companies would be authorized to offer PCS services, and would therefore adversely affect prospects for future growth. Management believes a decision to return spectrum would not affect near-term growth, since retained spectrum would be sufficient to support voice telephone operations at anticipated levels of market penetration for several years, but might constrain the Companies' long-term competitive ability to offer other services, such as certain kinds of high-speed data transfer, video telephone services, etc. In either case, these limitations on future growth would be the price paid for the benefit of a substantial reduction in the Companies' near term capital needs and infrastructure capital costs. It is not clear what affect, if any, the return of licenses or spectrum would have on the Companies' long-term ability to raise additional capital.














9.     21ST  CENTURY  TELESIS  (II),  INC.
       -----------------------------------

As described in Note 1b., the combined financial statements included in the financial statements of 21st Century Telesis (II), Inc. The condensed balance sheets, condensed statements of operation, and condensed statements of cash flows for 21st II are presented below:



                                                     September 30,    September 30,
                                                         1997             1996
                                                    ---------------  ---------------
    Condensed Balance Sheet
--------------------------------------------------
  Cash and cash equivalents. . . . . . . . . . . .  $    5,784,144   $    5,329,268
  Interest receivable. . . . . . . . . . . . . . .               -            6,781
  Investment in 21st Century Joint Venture . . . .      18,886,765       10,478,407
  Organizational costs . . . . . . . . . . . . . .           1,400            1,400
                                                    ---------------  ---------------
                                                    $   24,672,309   $   15,815,856
                                                    ===============  ===============

  Accounts payable and accrued expenses. . . . . .  $       72,058   $      237,436
  Due to 21st Century Joint Venture. . . . . . . .       3,175,546                -
                                                    ---------------  ---------------
                                                         3,247,604          237,436
                                                    ---------------  ---------------

  Common stock . . . . . . . . . . . . . . . . . .           1,000            1,000
  Preference stock                                          257,13          188,680
  Additional paid-in capital . . . . . . . . . . .      22,512,839       16,026,452
  Deficit accumulated during the development stage      (1,346,267)       ( 637,712)
                                                    ---------------  ---------------

                                                    $   24,672,309   $   15,815,856
                                                    ===============  ===============





                                          Year ended       Year ended      Inception to     Inception to
                                         September 30,    September 30,    September 30,    September 30,
                                             1997             1996             1995             1997
                                        ---------------  ---------------  ---------------  ---------------

    Condensed Statement of Operations
--------------------------------------
    Revenues . . . . . . . . . . . . .  $            -   $            -   $            -   $            -
    Loss from unconsolidated affiliate         849,942          351,593                -        1,201,535
    Management fee to 21st I . . . . .               -          240,000           94,000          334,000
    Miscellaneous expense. . . . . . .          17,339           21,833               30           39,202
                                        ---------------  ---------------  ---------------  ---------------
                                               867,281          613,426           94,030        1,574,737
    Interest income. . . . . . . . . .         158,726           62,708            7,036          228,470
                                        ---------------  ---------------  ---------------  ---------------
                                             ($708,555)       ($550,718)        ($86,994)     ($1,346,267)
                                        ===============  ===============  ===============  ===============




9.     21ST  CENTURY  TELESIS  (II),  INC.  (continued)
=======-----------------------------------




                                             Year ended       Year ended      Inception to     Inception to
                                            September 30,    September 30,    September 30,    September 30,
                                                1997             1996             1995             1997
                                           ---------------  ---------------  ---------------  ---------------

    Condensed Statement of Cash Flows
-----------------------------------------

    Cash flows from operating activities:
      Net losses. . . . . . . . . . . . .       ($708,555)       ($550,718)        ($86,994)     ($1,346,267)
      Losses from 21st JV . . . . . . . .         849,942          351,593                -        1,201,535
      Changes in operating assets
        and liabilities . . . . . . . . .        (158,597)         229,635             (380)          70,658
                                           ---------------  ---------------  ---------------  ---------------
                                                  (17,210)          30,510          (87,374)         (74,074)

    Cash flows from investing activities:
      Investments in 21st JV. . . . . . .      (6,082,754)     (10,830,000)               -      (16,912,754)

    Cash flows from financing activities:
      Proceeds from issuance of stock . .       6,554,840       15,198,552        1,017,580       22,770,972
                                           ---------------  ---------------  ---------------  ---------------

    Net change in cash. . . . . . . . . .         454,876        4,399,662          930,206        5,784,144

    Cash at beginning of year . . . . . .       5,329,268          930,206                -                -
                                           ---------------  ---------------  ---------------  ---------------

    Cash at end of year . . . . . . . . .  $    5,784,144   $    5,329,268   $      930,206   $    5,784,144
                                           ===============  ===============  ===============  ===============














     CONSENT  OF  INDEPENDENT  AUDITORS




We consent to the reference of our firm and to the use of our report dated May 8, 1998 with respect to the combined financial statements of 21st Century Telesis, Inc., 21st Century Telesis (II), Inc., 21st Century Telesis Joint Venture and 21st Century Bidding Corporation included in this Form 10 for the registration of 21st Century Telesis (II), Inc.'s preference stock.



/s/   POSTLETHWAITE  &  NETTERVILLE,  APAC


Baton  Rouge,  Louisiana
December  30,  1998









                         21ST CENTURY TELESIS (II), INC.
                         -------------------------------
                     21ST CENTURY TELESIS JOINT VENTURE AND
                        21ST CENTURY BIDDING CORPORATION
                          (DEVELOPMENT STAGE COMPANIES)

                        CONDENSED COMBINED BALANCE SHEETS
                             JUNE 30, 1998 AND 1997



                                   A S S E T S




                                                      1998         1997
                                                   -----------  -----------

CURRENT ASSETS
-------------------------------------------------

Cash. . . . . . . . . . . . . . . . . . . . . . .  $ 3,783,008  $ 5,742,270
Accrued interest receivable . . . . . . . . . . .       19,591        6,042
Note receivable . . . . . . . . . . . . . . . . .       50,000       50,000
Prepaid expenses. . . . . . . . . . . . . . . . .       11,042       51,388
   Total current assets . . . . . . . . . . . . .    3,863,641    5,849,700
                                                   -----------  -----------



FURNITURE AND EQUIPMENT
-------------------------------------------------
Net of accumulated depreciation . . . . . . . . .      120,000      107,765
                                                   -----------  -----------



OTHER ASSETS
-------------------------------------------------
PCS license costs, including capitalized interest   48,413,122   81,744,502
Capitalized system development costs. . . . . . .      716,872      321,170
Deposits. . . . . . . . . . . . . . . . . . . . .       11,524        3,500
Organizational costs. . . . . . . . . . . . . . .        2,705        2,705
Total other assets. . . . . . . . . . . . . . . .   49,144,223   82,071,877
                                                   -----------  -----------



TOTAL ASSETS. . . . . . . . . . . . . . . . . . .  $53,127,864  $88,029,342
                                                   ===========  ===========




The  accompanying  notes  are  an  integral  part  of  these  statements.





                              L I A B I L I T I E S




                                                               1998          1997
                                                           ------------  ------------

CURRENT LIABILITIES
---------------------------------------------------------

Accounts payable and accrued expenses . . . . . . . . . .  $    79,276   $   399,161
Accrued interest - FCC currently payable. . . . . . . . .      444,875             -
                                                           ------------  ------------
Total current liabilities . . . . . . . . . . . . . . . .      524,151       399,161
                                                           ------------  ------------



LONG-TERM DEBTS - less current maturities
---------------------------------------------------------
Notes payable - Federal Communications Commission . . . .   35,749,150    62,949,175
Accrued interest - FCC notes payable. . . . . . . . . . .            -     3,630,447
Total long-term debts . . . . . . . . . . . . . . . . . .   35,749,150    66,579,622
                                                           ------------  ------------

COMMITMENTS AND CONTINGENCIES . . . . . . . . . . . . . .            -             -
---------------------------------------------------------

TOTAL LIABILITIES . . . . . . . . . . . . . . . . . . . .   36,273,301    66,978,783
                                                           ------------  ------------

S T O C K H O L D E R S'   E Q U I T Y
---------------------------------------------------------

21st Century Telesis, Inc.
Common stock - Series A, $.01 par value, 736,429
shares authorized, issued and outstanding . . . . . . . .        7,364         7,364
Common stock - Series B, $.01 par value, 1,970,714 shares
authorized, 1,643,214 shares issued and outstanding . . .            -             -
Preference stock, $.10 par value, 5,500,000 shares
authorized, 175,000 shares issued and outstanding . . . .       17,500        17,500
21st Century Telesis (II), Inc.
Preference stock, $.10 par value, 5,500,000 shares
authorized, 2,571,328 shares issued and outstanding . . .      257,133       248,031
Additional paid in capital. . . . . . . . . . . . . . . .   23,387,975    22,721,625
Deficit accumulated during the development stage. . . . .   (6,815,409)   (1,943,961)
Total Stockholders' Equity. . . . . . . . . . . . . . . .   16,854,563    21,050,559
                                                           ------------  ------------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY. . . . . . . .  $53,127,864   $88,029,342
                                                           ============  ============



21ST CENTURY TELESIS, INC.
                           --------------------------
                         21ST CENTURY TELESIS (II), INC.
                         -------------------------------
                     21ST CENTURY TELESIS JOINT VENTURE AND
                     --------------------------------------
                        21ST CENTURY BIDDING CORPORATION
                        --------------------------------
                          (DEVELOPMENT STAGE COMPANIES)
                          -----------------------------

                   CONDENSED COMBINED STATEMENTS OF OPERATIONS
                   -------------------------------------------
              FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1997 AND
              ----------------------------------------------------
         FROM THE DATE OF INCEPTION, DECEMBER 6, 1994, TO JUNE 30, 1997
         --------------------------------------------------------------



                                                                   Inception to
                                                                   --------------
                                            1998          1997      30-Jun-97
                                       --------------  ----------  ------------

REVENUES                                     $-            $-           $-
-------------------------------------  --------------  ----------  ------------

OPERATING EXPENSES
-------------------------------------

Salaries. . . . . . . . . . . . . . .        719,598     433,655     2,040,397
Travel, meetings and conferences. . .        133,476      75,951       515,818
Legal and other professional services        505,791     140,176       837,879
Interest expense. . . . . . . . . . .              -      49,186        91,921
Rent. . . . . . . . . . . . . . . . .        109,935      36,490       224,932
Telephone and utilities . . . . . . .         33,780      11,222       101,806
Office and other expenses . . . . . .        249,973      93,997       552,021
Loss on return of C block licenses. .      2,945,785           -     2,945,785
                                           4,698,338     840,677     7,310,559
                                       --------------  ----------  ------------
OTHER INCOME
-------------------------------------
Interest income . . . . . . . . . . .        167,344     175,841       495,150
                                       --------------  ----------  ------------
LOSS BEFORE PROVISION
-------------------------------------
FOR INCOME TAXES. . . . . . . . . . .     (4,530,994)   (664,836)   (6,815,409)
-------------------------------------  --------------  ----------
Provision for income taxes. . . . . .              -           -             -
                                       --------------  ----------  ------------

NET LOSS. . . . . . . . . . . . . . .  $  (4,530,994)  $(664,836)  $(6,815,409)
-------------------------------------  --------------  ----------  ============


                          21ST CENTURY TELESIS, INC.
                           --------------------------
                         21ST CENTURY TELESIS (II), INC.
                         -------------------------------
                     21ST CENTURY TELESIS JOINT VENTURE AND
                     --------------------------------------
                        21ST CENTURY BIDDING CORPORATION
                        --------------------------------
                          (DEVELOPMENT STAGE COMPANIES)
                          -----------------------------

              CONDENSED COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
              ----------------------------------------------------
                  FOR THE NINE MONTH PERIOD ENDED JUNE 30, 1998
                  ---------------------------------------------




     21ST CENTURY TELESIS, INC.
-------------------------------
                                  Common Stock Series A                  Common Stock Series B   Preference Stock
                                 -------------------------------  -       --------------------    -----------------
                                 No. of                                   No. of               No. of
                                 Shares                           Amount  Shares       Amount  Shares   Amount
                                 ---------------------------------------  -------------------  -----------------
BALANCE, September 30, 1997 . .                736,429              7,364  1,643,214        -  175,000   17,500
Net loss. . . . . . . . . . . .                      -                  -          -        -        -        -
BALANCE, June 30, 1998. . . . .                736,429  $           7,364  1,643,214  $     -  175,000  $17,500
                                 =====================  =================  =========  =======  =======  =======






21ST CENTURY TELESIS (II), INC.                                                                             ACCUMULATED
     Preference Stock                                                                          ADDITIONAL    DURING THE
----------------------------------------------------------------                                PAID
                                                                   Number of                     IN          DEVELOPMENT
                                                                   Shares         Amount       CAPITAL        STAGE
----------------------------------------------------------------  -----------  ------------  -----------  ------------
BALANCE, September 30, 1997. . . . . . . . . . . . . . . . . . .    2,571,328       257,133   23,387,975   (2,284,415)
Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . .            -             -            -   (4,530,994)
BALANCE, June 30, 1998 . . . . . . . . . . . . . . . . . . . . .    2,571,328  $    257,133  $23,387,975  $(6,815,409)
                                                                  ===========  ============  ===========  ============


21ST CENTURY TELESIS (II), INC.
     Preference Stock
----------------------------------------------------------------
                                                                   TOTAL
                                                                   -------
BALANCE, September 30, 1997. . . . . . . . . . . . . . . . . . .   21,385,557
Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (4,530,994)
BALANCE, June 30, 1998 . . . . . . . . . . . . . . . . . . . . .  $16,854,563
                                                                  ============
The accompanying notes are an integral part of these statements.


The accompanying notes are an integral part of these statements.


                            21ST CENTURY TELESIS, INC.
                           --------------------------
                         21ST CENTURY TELESIS (II), INC.
                         -------------------------------
                     21ST CENTURY TELESIS JOINT VENTURE AND
                     --------------------------------------
                        21ST CENTURY BIDDING CORPORATION
                        --------------------------------
                          (DEVELOPMENT STAGE COMPANIES)
                          -----------------------------

                   CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                   -------------------------------------------
              FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1997 AND
              ----------------------------------------------------
         FROM THE DATE OF INCEPTION, DECEMBER 6, 1994, TO JUNE 30, 1997
         --------------------------------------------------------------




                                                                                 Inception to
                                                                                 --------------
                                                        1998           1997        30-Jun-98
                                                   --------------  ------------  -------------

CASH FLOWS FROM OPERATING ACTIVITIES
-------------------------------------------------

Net loss. . . . . . . . . . . . . . . . . . . . .  $  (4,530,994)  $  (664,836)  $ (6,815,409)
Adjustment to reconcile net loss to net cash
used by operating activities:
Loss on return of C block licenses. . . . . . . .      2,945,785             -      2,945,785
Depreciation expense. . . . . . . . . . . . . . .         19,985        22,433         75,211
Accrued interest receivable and prepaid expenses.         45,890       (48,357)       (30,633)
Increase in accounts payable and accrued expenses       (340,792)     (293,655)      (133,412)
                                                   --------------  ------------  -------------
Net cash used by operating activities . . . . . .     (1,860,126)     (984,415)    (3,958,458)
                                                   --------------  ------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES
-------------------------------------------------
Payments for PCS licenses . . . . . . . . . . . .              -    (3,387,664)   (15,206,948)
Payments for other capitalized system costs . . .       (150,000)            -       (462,119)
Advanced on note receivable . . . . . . . . . . .              -             -        (50,000)
Purchases of furniture and equipment. . . . . . .        (36,165)      (38,726)      (195,210)
Payment of deposits and organizational costs. . .              -             -        (14,229)
Net cash used by investing activities . . . . . .       (186,165)   (3,426,390)   (15,928,506)
                                                   --------------  ------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES
-------------------------------------------------
Proceeds from issuance of common stock - Series A              -             -         25,000
Proceeds from issuance of preference stock-
 net of issuance costs. . . . . . . . . . . . . .              -     5,879,388     23,644,972
Advances from (repayments to) stockholder - net .              -      (174,104)             -
Proceeds from note payable. . . . . . . . . . . .              -             -      1,000,000
Payments on note payable. . . . . . . . . . . . .              -    (1,000,000)    (1,000,000)
Net cash provided by financing activities . . . .              -     4,705,284     23,669,972
                                                   --------------  ------------  -------------

Net increase in cash. . . . . . . . . . . . . . .     (2,046,291)      294,479      3,783,008

Cash at beginning of period . . . . . . . . . . .      5,829,299     5,447,791              -
                                                   --------------  ------------  -------------

Cash at end of period . . . . . . . . . . . . . .  $   3,783,008   $ 5,742,270   $  3,783,008
                                                   ==============  ============  =============



The  accompanying  notes  are  an  integral  part  of  these  statements.





                            21ST CENTURY TELESIS, INC.
                           --------------------------
                         21ST CENTURY TELESIS (II), INC.
                         -------------------------------
                     21ST CENTURY TELESIS JOINT VENTURE AND
                     --------------------------------------
                        21ST CENTURY BIDDING CORPORATION
                        --------------------------------
                          (DEVELOPMENT STAGE COMPANIES)
                          -----------------------------

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                ------------------------------------------------





1.     GENERAL
       -------

21st Century Telesis, Inc. ("21st I") and 21st Century Telesis (II), Inc. ("21st II") have been in the development stage since formation as Delaware corporations on December 6, 1994, and January 5, 1995, respectively. 21st I and 21st II thereafter formed 21st Century Telesis Joint Venture ("21st JV") under the general partnership law of Delaware, to serve as the entity that would participate in the FCC auction and build and operate Personal Communications Services ("PCS") systems under licenses obtained at the FCC auctions. 21st JV formed a wholly owned Delaware subsidiary, 21st Century Bidding Corporation (21st BC). Under the terms of the Joint Venture Agreement, which was executed as of January 23, 1995, 21st I controls and manages 21st JV, for which services it is reimbursed for all its direct and indirect costs. Profits, gains and losses of the 21st JV are to be distributed 30% to 21st I and 70% to 21st II.

The accompanying combined financial statements reflect the combination of the individual financial statements of 21st I, 21st II, 21st JV, and 21st BC (collectively referred to as "the Companies"). These Companies are under common control of 21st I, as described above, are under common management, and engage in similar operating activities. Combination of the individual financial statements provides a more meaningful financial presentation than would the individual statements shown separately. Intercompany transactions and balances have been eliminated in these combined financial statements.

The accompanying condensed combined financial statements of the Companies have been prepared by the Companies without audit pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the SEC. The Company believes the disclosures made are adequate to make the information presented not misleading. However, the condensed combined financial statements should be read in conjunction with the combined financial statements and notes thereto included in the Companies' Form 10 for the year ended September 30, 1997.

In the opinion of the Companies, the accompanying unaudited condensed combined financial statements reflect all adjustments necessary to present fairly the combined financial position of the Companies as of June 30, 1998 and 1997, and the combined results of operations and cash flows for the nine months periods then ended. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal or short-term variations.

2.     RETURN  OF  C  BLOCK  LICENSES  AND  DEBT  RESTRUCTURING
--     --------------------------------------------------------

In March 1997, the FCC issued an order suspending quarterly interest payments due under the C block license notes for an indefinite period of time. In April 1997, the FCC issued a similar interest payment suspension order for the F block license notes.
2.
--

RETURN  OF  C  BLOCK  LICENSES  AND  DEBT  RESTRUCTURING  (continued)
--------------------------------------------------------

     The FCC issued a reconsideration order which went into effect in April, 1998 which allowed C block PCS license holders options to restructure their licenses and related debts to the FCC. On June 8, 1998, the Companies elected to return one-half of the spectrum (15 MHz of its 30 MHz) for each if its C block licenses. This dissagregation election extinguished 50% of the respective license debt and accrued interest and prohibits the Companies from bidding for this spectrum, or otherwise acquiring in the secondary market, for two years from the date of the start of the re-auction. As a result of this election, the Companies recognized a charge to operations of $2,945,785 in June 1998, representing the forfeiture of part of the original down payment on the C block PCS licenses. The Company also recognized reductions in its FCC debt of $33,001,889 (net of discount), accrued interest payable of $7,751,012 and capitalized license cost of $43,698,686.

     The restructured C block license notes have a carrying value of $33,001,889 at June 30, 1998. These notes continue to bear interest at 7.0% and require quarterly interest only payments of $773,269 beginning on October 31, 1998 through October 31, 2002. Commencing January 31, 2003, quarterly principal and interest payments of $3,190,268 are required with any unpaid balances due on September 17, 2006.

The Companies also have F block notes payable to the FCC with a carrying value of $2,747,261 at June 30, 1998. These notes bear interest at 6.25% and require interest only payments of $56,725 through April 1999 and quarterly principal and interest payments thereafter of $145,034 through April 2007.

     Pursuant to industry practices, the FCC debts have bee recorded at the net present value of the required payments based on the Companies' estimate of borrowing costs of 13% for debt similar to that issued by the FCC.


3.     COMMITMENTS  AND  CONTINGENCIES
       -------------------------------

     FCC  Control  Requirements
As a qualifying small business with an identified control group (certain of the founding stockholders of 21st I), the 21st JV benefited from bidding credits and installment financing in the FCC's C and F block auctions. The 21st JV must continue to comply with applicable FCC small business criteria for the initial 10-year term of the licenses; failure to do so will result in an immediate requirement to pay the unpaid balance of the license fees in cash and to refund the bidding credits, plus interest thereon. With FCC approval, the C and F block licenses owned by the 21st JV may be transferred at any time to another entity that qualifies under the FCC small business criteria. Transfers to non-qualifying transferees are prohibited during the first five years after license award; non-qualifying transfers from the sixth year after license award through tenth and final year of the initial license term require the cash payment of the unpaid balance of the license fees and the refund of the bidding credits, plus interest thereon.

       -------------------------------

     FCC  Build-out  Requirement
All PCS license holders are required to meet certain requirements imposed by the FCC relating to the provision of service in each license area. C block license holders must provide coverage to one-third of the population in each license service area within five years of license grant and two-thirds of the population in each license service area within ten years of license grant. F block license holders must provide coverage to one-quarter of the population in each license service area within five years of license grant, or make a showing of substantial service in their license area within five years of being licensed. Failure to comply with the build-out requirements could subject 21st JV to license forfeiture or other penalties, and may have a material adverse effect on the financial condition of 21st JV.

     PCS  Network  Build-out  and  Development
Management of the Companies is negotiating with equipment vendors to acquire, install and maintain PCS network equipment in the operating areas represented by its PCS licenses. The development of the infrastructure necessary to offer PCS services is subject to delays and risks, including those inherent in the general uncertainty associated with design, acquisition, installation and construction of wireless telephone systems. The successful development of the licenses also depends on the Companies' ability to lease or acquire sites for the location of equipment, some of which may be subject to zoning or other regulatory approvals which are beyond the Companies' control. Delays in the site acquisition process, as well as in the acquisition of equipment or in construction, could adversely affect the timing for build-out of the Companies' licenses.

The Companies are developmental companies that have incurred net losses since inception and expect to continue to experience net losses and cash flow deficiencies from operations. As more fully discussed in the Management's
Discussion and Analysis, the Companies will require substantial amounts of additional capital to design, develop and build their PCS network, meet their FCC license debt service requirements, provide for continuing working capital needs, and to market and promote the Companies' services. The Companies are exploring the availability of additional capital. The ability of the Companies to raise the necessary capital is subject to numerous uncertainties and management can provide no assurances that such capital will be raised timely for the built-out of the Companies' PCS system or to meet the debt service requirements of the PCS license debts.


4.     RECENT  ACCOUNTING  PRONOUNCEMENTS
       ----------------------------------

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130 "Reporting Comprehensive Income". This statement establishes standards for reporting of comprehensive income and its components in financial statements. Comprehensive income is the total of net income and all other non-owner changes in equity. The Companies are required to adopt SFAS No. 130 no later than the fiscal year ended September 30, 1999. Reclassification of comparative financial statements provided for earlier periods will be required. The Companies believe that the display of comprehensive income will not differ materially from the currently reported net loss attributable to stockholders.

4.     RECENT  ACCOUNTING  PRONOUNCEMENTS  (continue)
       ----------------------------------

In March 1998, Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), was issued which provides guidance on whether and under what conditions the costs of internal-use software should be capitalized. SOP 98-1 is effective for all transactions entered into in fiscal years beginning after December 15, 1998, however earlier adoption is encouraged. Companies believe the adoption of SOP 98-1 will not be material to its results of operations or cash flows.

In June 1997, Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" was issued which redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about operating segments. SFAS
131 is effective for fiscal periods beginning after December 15, 1997 and its adoption may require additional disclosure of the Company's historical financial data beginning with fiscal year ending September 30, 1999.